Exhibit 99.1

March 21, 2011

NORTHWEST PIPE REPORTS 2010 RESULTS AND

ANNOUNCES 2010 CONFERENCE CALL

Vancouver, WA, March 21, 2011. Northwest Pipe Company (NASDAQ: NWPX) today announced that it has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2010. The Company also announced that it will broadcast its 2010 earnings conference call on Tuesday, March 22, 2011, at 10:00 am PDT via live internet webcast.

Full Year 2010 Results

Sales for the year ended December 31, 2010 were $386.8 million compared to $278.7 million for the year ended December 31, 2009. Net loss for 2010 was $1.4 million or $0.15 per diluted share compared to a net loss of $7.3 million or $0.79 per diluted share for 2009.

Water Transmission sales increased to $221.3 million in 2010 from $210.4 million in 2009 reflecting increased sales volume partially offset by a decrease in selling prices. Water Transmission gross profit increased to $20.7 million in 2010 from $16.1 million in 2009 due to increased volume which lowered unit costs as compared to 2009.

Tubular Products sales increased to $165.5 million in 2010 from $68.3 million in 2009, reflecting a significant increase in sales volume partially offset by a small decline in selling prices. Tubular Products gross profit increased to $12.3 million in 2010 from a loss of $4.4 million in 2009, as a significant increase in volume, particularly for our energy products, improved the recovery of fixed costs resulting in improved gross margin.

As of December 31, 2010 the Company’s backlog of orders was $258 million compared to $222 million as of December 31, 2009.

Outlook

“We expect Water Transmission sales to remain stable in 2011 as compared to 2010,” said Richard Roman, president and chief executive officer of the Company. “We expect Tubular Products sales in 2011 will be significantly stronger than 2010 primarily due to the additional capacity brought into production in Bossier City over the course of 2010.”

Conference Call

The Company will broadcast its 2010 earnings conference call on Tuesday, March 22, 2011 at 10 am PDT via live internet webcast. The conference broadcast can be accessed at the Investor Relations section of the Company’s website located at http://www.nwpipe.com. For those unable to attend the live broadcast, a replay will be available on the Investor Relations section of the website or by dialing 800-839-1117 passcode 6301 approximately one hour after the event and will remain available for 30 days.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture, industrial and traffic signpost systems. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Richard A. Roman are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Year Ended
	December 31,
	2010	2009
Net sales:
Water transmission	$221,251	$210,396
Tubular products	165,499	68,258

Net sales	386,750	278,654

Cost of sales:
Water transmission	200,576	194,287
Tubular products	153,176	72,681

Total cost of sales	353,752	266,968

Gross profit:
Water transmission	20,675	16,109
Tubular products	12,323	(4,423)

Gross profit	32,998	11,686

Selling, general, and administrative expense	27,994	20,095

Operating income/(loss)	5,004	(8,409)

Other income	(413)	(1,905)
Interest income	(943)	(754)
Interest expense	7,934	5,057

Loss before income taxes	(1,574)	(10,807)

Provision for income taxes	(140)	(3,530)

Net loss	$(1,434)	$(7,277)

Basic loss per share	$(0.15)	$(0.79)

Diluted loss per share	$(0.15)	$(0.79)

Shares used in per share calculation:
Basic	9,278	9,235

Diluted	9,278	9,235

NORTHWEST PIPE COMPANY

CONDENSED SELECTED BALANCE SHEET AND OTHER DATA (Unaudited)

(Dollar amounts in thousands)

	December 31,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$51	$31
Trade and other receivables, net	66,474	38,733
Costs and estimated earnings in excess of billings on uncompleted contracts	45,533	37,509
Inventories	80,887	74,866
Other current assets	23,755	28,666

Total current assets	216,700	179,805
Property and equipment, net	171,766	163,432
Other assets	46,739	48,000

Total assets	$435,205	$391,237

Liabilities:
Current portion of long-term debt	$6,801	$6,122
Accounts payable	28,463	30,039
Accrued liabilities	11,448	11,630
Billings in excess of cost and estimated earnings on uncompleted contracts	14,808	9,670

Total current liabilities	61,520	57,461
Note payable to financial institution	68,000	19,403
Long-term debt, less current portion	25,517	32,319
Other liabilities	34,522	35,755

Total liabilities	189,559	144,938

Stockholders’ equity	245,646	246,299

Total liabilities and stockholders’ equity	$435,205	$391,237

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